UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 3, 2022

TreeHouse Foods, Inc.
(Exact name of registrant as specified in charter)

Commission File Number: 001-32504

Delaware		20-2311383
(State or Other Jurisdiction of Incorporation)		(IRS Employer Identification No.)

2021 Spring Road Suite 600
Oak Brook	IL	60523
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (708) 483-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	THS	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On October 3, 2022, TreeHouse Foods, Inc. (the “Company”) completed the previously announced sale of a significant portion of the Company’s Meal Preparation business, including pasta, pourable and spoonable dressing, preserves, red sauces, syrup, dry blends and baking, dry dinners, pie filling, pita chips, and other sauces, to Investindustrial. The sale was made pursuant to the Stock Purchase Agreement, dated as of August 10, 2022, by and between the Company and two entities affiliated with Investindustrial, Rushmore Investment III LLC (“US Buyer”) and 1373978 B.C. (as amended from time to time, the “Purchase Agreement”) for a base purchase price of $950.0 million (the “Transaction”).

The purchase price, which is subject to certain closing and post-closing adjustments, consists of approximately $527.5 million in cash and approximately $422.5 million in a five-year secured seller promissory note (the “Seller Note Credit Agreement”) issued by US Buyer at closing, in favor of the Company and certain of its subsidiaries (the “Financing”).

Item 1.01.    Entry into a Material Definitive Agreement.

In connection with the closing, Rushmore Investment II LLC (“Holdings”), US Buyer and the Company, as administrative agent and collateral agent, and the lenders party entered into the aforementioned Seller Note Credit Agreement. The Seller Note Credit Agreement sets forth the terms of the seller promissory note and the loan evidenced thereby (the “Seller Loan”). The Seller Loan matures on October 1, 2027 and is guaranteed by Holdings and certain subsidiaries of US Buyer (collectively with Holdings and US Buyer, the “Loan Parties”) and secured by a first-priority lien on substantially all of the Loan Parties’ assets (subject to customary exceptions and limitations, including in connection with an asset-based revolving credit facility entered into by Holdings, US Buyer, certain of its subsidiaries and Bank of America, N.A., as administrative agent).

The Seller Loan bears interest at a rate per annum equal to 10% for the first two years thereof, 11% for the third year thereof, 12% for the fourth year thereof, and 13% thereafter, payable quarterly in arrears. For the first year of the Seller Loan, a portion of the interest of up to 1% per annum may be paid in kind; all other interest for the first year, and all interest thereafter, will be paid in cash. Starting on March 31, 2025, the Loan Parties shall commence paying back the principal amount of the Seller Loan on a quarterly basis as set forth in the Seller Note Credit Agreement.

The Seller Note Credit Agreement contains certain customary covenants, subject to agreed exceptions and thresholds. The Seller Note Credit Agreement’s negative covenants restrict the ability of the Loan Parties and their subsidiaries to, among other things, (i) incur debt, (ii) create certain liens on their assets, (iii) dispose of their assets, (iv) make investments or restricted payments, including dividends, (v) merge, change their business or consolidate with other entities and (vi) enter into affiliate transactions.

The Seller Note Credit Agreement also contains customary events of default, including payment defaults, cross defaults to material debt, bankruptcy and insolvency, breaches of covenants and inaccuracy of representations and warranties, subject in certain instances to customary grace periods. Upon an event of default, the Company may declare any then-outstanding amounts due and payable and exercise other customary remedies available to a secured lender.

The Seller Note Credit Agreement is filed as Exhibit 10.1 hereto and incorporated by reference herein. The foregoing description of the Seller Note Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Seller Note Credit Agreement.

Item 2.01.    Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the Introductory Note of this Current Report on Form 8-K is incorporated herein by reference and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2022, and the full text of which is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits

(b)    Pro Forma Financial Information

The unaudited Pro Forma Condensed Consolidated Statements of Operations of the Company giving effect to the Transaction and Financing for the six months ended June 30, 2022 and for the years ended December 31, 2021, December 31, 2020, and December 31, 2019 and the unaudited Pro Forma Condensed Consolidated Balance Sheet of the Company as of June 30, 2022 (collectively, the "Unaudited Pro Forma Condensed Consolidated Financial Statements") are filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference into this Item 9.01(b).

(d)    Exhibits:

Exhibit Number	Exhibit Description

10.1	Seller Note Credit Agreement, dated as of October 3, 2022, by and among the Company, US Buyer, and Holdings
99.1	Unaudited Pro Forma Condensed Consolidated Financial Statements
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TreeHouse Foods, Inc.

Date:	October 7, 2022	By:	/s/ Kristy N. Waterman
Kristy N. Waterman

Executive Vice President, Chief Human Resources Officer, General Counsel, and Corporate Secretary